UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 11, 2008

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) and (e) On December 11, 2008 Dominick Colangelo, Executive Vice President, Corporate Development & Operations notified Oscient Pharmaceuticals Corporation (the “Company”) of his decision to resign from his current position effective immediately.

In connection with Mr. Colangelo’s resignation, on December 12, 2008 the Company and Mr. Colangelo entered into a Consulting Agreement (the “Agreement”), whereby Mr. Colangelo will continue to support the Company’s corporate development initiatives, which include the acquisition of additional pharmaceutical products through in-licensing, promotion or purchase agreements. The Agreement expires on January 31, 2009, unless extended by the Company and Mr. Colangelo.

The Agreement provides that during the term, Mr. Colangelo shall receive a total consulting fee of $55,794 payable on a bi-weekly basis. In the event specifically identified product or products are acquired by the Company on or prior to March 16, 2009, Mr. Colangelo will receive milestone payments ranging from between $56,700 and $99,200. If a product is acquired after March 16, 2009, a certain percentage reduction is taken from the milestone payment each business day up until 33 business days when no payment will be due to Mr. Colangelo. In no event shall the aggregate milestone payments to Mr. Colangelo exceed $99,200. The Agreement also provides that the Company shall reimburse Mr. Colangelo for any out-of-pocket expenses relating to services performed under the Agreement, up to a maximum of $5,000. In the Agreement, the Company and Mr. Colangelo each provided a general and mutual release of claims against the other.

On December 16, 2008 the Company issued a News Release announcing the resignation of Mr. Colangelo referenced herein. A copy of the News Release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

99.1	News Release issued by the Company on December 16, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Philippe M. Maitre
Name:	Philippe M. Maitre
Title:	Executive Vice President and Chief Financial
Officer

Date: December 16, 2008